HOME EQUITY ASSET TRUST 2007-3

DERIVED INFORMATION [4/18/07]

[$527,450,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$527,450,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date. The final numbers will be found in the prospectus supplement The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens

Portfolio Summary
Total Number of Loans: 1,273
Total Outstanding Loan Balance ($): 213,069,691
Total Expected Collateral Balance ($): 550,000,100
Total Expected Collateral Balance - Selection ($): 208,362,493
Average Loan Current Balance ($): 167,376

Weighted Average Original LTV (%) *: 83.7
Weighted Average Coupon (%): 7.92
Arm Weighted Average Coupon (%): 7.67
Fixed Weighted Average Coupon (%): 9.80
Weighted Average Margin (%): 5.90
Weighted Average FICO (Non-Zero): 648
Weighted Average Age (Months): 3

% First Liens: 94.4
% Second Liens: 5.6
% Arms: 88.3
% Fixed: 11.7
% Interest Only: 36.9
% of Loans with Mortgage Insurance: 0.0

		Total	%		WA
Current Rate (%)	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
5.01 - 5.50	9	2,152,976	1.0	5.40	80.0	652
5.51 - 6.00	18	5,489,652	2.6	5.83	79.9	674
6.01 - 6.50	64	14,928,954	7.0	6.34	80.5	666
6.51 - 7.00	162	35,495,753	16.7	6.82	80.0	660
7.01 -7.50	216	44,311,712	20.8	7.30	80.3	658
7.51 -8.00	177	36,176,037	17.0	7.76	82.4	655
8.01 - 8.50	102	18,116,858	8.5	8.31	82.7	639
8.51 - 9.00	111	17,248,468	8.1	8.76	87.2	635
9.01 - 9.50	76	11,200,713	5.3	9.29	88.6	626
9.51 -10.00	103	11,519,494	5.4	9.78	91.6	601
10.01 -10.50	49	5,240,290	2.5	10.33	92.6	610
10.51 - 11.00	36	3,023,505	1.4	10.77	97.1	636
11.01 -11.50	36	2,274,057	1.1	11.27	95.9	611
11.51 -12.00	56	3,148,159	1.5	11.78	99.5	635
12.01>=	658	2,743,064	1.3	12.56	99.4	620
Total:	1,273	213,069,691	100.0	7.92	83.7	648
Max: 13.88
Min: 5.34
Wgt Avg: 7.92

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

		Total	%		WA
FICO	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
451 -475	5	535,280	0.3	10.18	84.0	460
476 - 500	6	513,451	0.2	8.34	80.9	494
501 - 525	11	1,509,495	0.7	8.53	85.3	511
526 - 550	37	4,538,591	2.1	9.41	83.4	541
551 -575	52	7,458,425	3.5	9.00	82.4	565
576 - 600	87	13,951,544	6.5	8.96	88.1	589
601 -625	242	33,505,097	15.7	8.27	84.9	614
626 - 650	291	49,626,892	23.3	7.73	82.9	638
651 - 675	262	46,661,967	21.9	7.65	82.7	663
676 - 700	154	28,850,672	13.5	7.60	83.1	687
701 -725	72	15,170,616	7.1	7.43	83.7	712
726 -750	32	6,293,756	3.0	7.21	83.8	740
751 -775	17	3,283,777	1.5	7.75	84.9	762
776 - 800	5	1,170,126	0.5	7.41	81.6	788
Total:	1,273	213,069,691	100.0	7.92	83.7	648
Max: 791
Min: 455
Wgt Avg: 648

		Total	%		WA
Scheduled Balance	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
<= 50,000	154	5,055,131	2.4	11.09	99.2	635
50,001-100,000	261	19,296,475	9.1	9.43	88.1	629
100,001 -150,000	261	32,074,175	15.1	8.20	83.3	639
150,001 - 200,000	203	35,578,029	16.7	7.50	81.6	650
200,001 - 250,000	140	31,559,404	14.8	7.67	81.8	641
250,001- 300,000	107	29,345,968	13.8	7.62	83.8	647
300,001 - 350,000	47	15,430,867	7.2	7.51	83.3	660
350,001 -400,000	40	14,931,229	7.0	7.46	82.8	654
400,001 -450,000	22	9,312,195	4.4	7.27	81.6	664
450,001 - 500,000	16	7,572,662	3.6	7.41	80.9	655
500,001 - 550,000	9	4,780,755	2.2	7.53	84.5	684
550,001 - 600,000	7	3,938,636	1.8	7.59	85.7	668
600,001 - 650,000	2	1,259,469	0.6	8.37	94.9	664
650,001 - 700,000	2	1,360,747	0.6	8.20	87.5	677
700,001 -750,000	1	718,949	0.3	7.60	80.0	725
750,001 >=	1	855,000	0.4	10.25	90.0	609
Total:	1,273	213,069,691	100.0	7.92	83.7	648
Max: 855,000.00
Min: 12,592.34
Avg: 167,376.03

		Total	%		WA
Original LTV (%)*	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
<= 50.0	8	1,080,304	0.5	7.89	37.3	618
50.1 - 55.0	3	449,112	0.2	7.89	53.6	597
55.1 - 60.0	3	397,053	0.2	6.85	56.7	587
60.1- 65.0	2	155,754	0.1	7.45	65.0	626
65.1 -70.0	2	567,955	0.3	7.62	70.0	540
70.1 - 75.0	13	2,458,591	1.2	7.96	74.8	591
75.1-80.0	733	148,047,250	69.5	7.36	80.0	656
80.1 - 85.0	31	4,474,024	2.1	8.57	85.0	607
85.1-90.0	140	22,172,067	10.4	8.71	90.0	618
90.1 – 95.0	39	7,294,742	3.4	8.98	94.9	636
95.1 - 100.0	299	25,972,839	12.2	10.01	100.0	646
Total:	1,273	213,069,691	100.0	7.92	83.7	648
Max: 100.0
Min: 21.7
Wgt Avg: 83.7

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Prepay Penalty in Years	Loans	Balance ($)	Balance	%	%	FICO
0.00	298	46,697,420	21.9	8.22	84.3	647
1.00	46	10,435,133	4.9	8.50	81.6	638
2.00	752	130,334,146	61.2	7.69	83.5	050
3.00	177	25,602,993	12.0	8.30	84.2	640
Total:	1,273	213,069,691	100.0	7.92	83.7	648

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Documentation Type	Loans	Balance ($)	Balance	%	%	FICO
Full	848	128,428,242	60.3	7.83	84.3	636
Reduced	337	64,282,223	30.2	7.99	82.0	664
Stated Income /Stated Assets	68	16,552,511	7.8	8.37	85.8	663
No Income / No Assets	20	3,806,715	1.8	7.66	81.7	694
Total:	1,273	213,069,691	100.0	7.92	83.7	648

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Occupancy Status	Loans	Balance ($)	Balance	%	%	FICO
Primary	1,203	203,266,474	95.4	7.88	83.6	647
Second Home	12	2,679,637	1.3	8.25	91.7	663
Investor	58	7,123,580	3.3	8.77	82.8	647
Total:	1,273	213,069,691	100.0	7.92	83.7	648

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
State	Loans	Balance($)	Balance	%	%	FICO
California	179	46,556,891	21.9	7.46	82.4	660
Florida	145	27,547,095	12.9	8.16	84.0	652
Arizona	81	14,623,269	6.9	7.39	83.1	650
Washington	60	10,731,598	5.0	7.08	81.7	654
Virginia	51	9,853,158	4.6	908	84.5	653
Oregon	55	8,655,645	4.1	7.86	84.3	645
Texas	79	7,734,684	3.6	8.32	84.3	628
Illinois	42	7,094,187	3.3	8.18	84.3	640
New York	30	6,637,920	3.1	7.86	82.1	655
Georgia	52	6,564,140	3.1	8.21	83.9	643
Maryland	30	6,188,332	2.9	7.68	81.6	653
New Jersey	24	5,764,040	2.7	7.93	83.1	668
North Carolina	46	5,335,803	2.5	8.53	84.8	626
Nevada	24	4,911,074	2.3	8.47	86.8	639
Tennessee	43	4,400,539	2.1	8.06	84.8	630
Other	332	40,471,317	19.0	8.37	85.0	634
Total:	1,273	213,069,691	100.0	7.92	83.7	648

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Purpose	Loans	Balance ($)	Balance	%	%	FICO
Purchase	1,273	213,069,691	100.0	7.92	83.7	648
Total:	1,273	213,069,691	100.0	7.92	83.7	648

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Product	Loans	Balance ($)	Balance	%	%	FICO
Arm 2/28	638	124,545,995	58.5	7.53	81.9	650
Ann 2/28- Balloon 40/30	161	34,047,941	16.0	7.93	85.1	645
Arm 2/28 - Balloon 45/30	2	507,362	0.2	8.46	77.6	621
Arm 2/28 - Balloon 50/30	37	9,428,828	4.4	7.80	82.2	650
Arm 3/27	57	9,840,338	4.6	8.14	87.0	646
Ann 3/27 - Balloon 40/30	15	3,071,114	1.4	8.92	89.2	631
Arm 3/27 - Balloon 45/30	2	266,885	0.1	7.33	75.0	530
Arm 3/27 - Balloon 50/30	11	2,532,517	1.2	8.08	80.0	652
Ann 5/25	11	3,455,370	1.6	6.89	77.2	673
Arm 5/25 - Balloon 40/30	1	170,392	0.1	6.75	57.0	540
Ann 6 Month	1	278,076	0.1	7.50	80.0	663
Fixed Balloon 30/15	172	8,961,628	4.2	11.23	99.8	652
Fixed Balloon 40/30	8	927,824	0.4	8.90	88.9	629
Fixed Rate	157	15,035,419	7.1	9.01	85.6	635
Total:	1,273	213,069,691	100.0	7.92	83.7	648

		Total	%		WA
	No-of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Property Type	Loans	Balance ($)	Balance	%	%	FICO
Single Family Residence	925	149,950,383	70.4	7.94	84.2	648
PUD	178	31,591,466	14.8	7.77	82.2	646
Condo	94	15,948,805	7.5	7.73	82.9	649
2-Family	55	10,725,218	5.0	8.34	83.3	644
3-4 Family	21	4,853,819	2.3	7.86	81.4	655
Total:	1,273	213,069,691	100.0	7.92	83.7	648

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Margin (%)	Loans	Balance ($)	Balance	%	%	FICO
0.01 -4.00	29	8,721,513	4.6	6.96	79.7	678
4.01 -4.50	32	8,036,531	4.3	6.38	80.3	657
4.51 - 5.00	69	17,351,826	9.2	7.00	81.2	669
5.01 -5.50	116	26,453,925	14.1	7.17	81.8	664
5.51 – 6.00	205	43,593,520	23.2	7.42	82.6	657
6.01 - 6.50	161	30,950,284	16.5	7.70	81.7	646
6.51 - 7.00	181	33,292,269	17.7	8.29	84.1	627
7.01 - 7.50	65	9,706,325	5.2	9.07	87.7	626
7.51 - 8.00	69	8,449,349	4.5	9.18	86.0	610
8.01-8.50	4	757036	0.4	10.20	99.0	571
8.51- 9.00	3	346,380	0.2	9.95	86.1	545
9.01>=	2	485,860	0.3	9.61	82.4	632
Total:	936	188,144,819	100.0	7.67	82.7	648
Max: 9.38
Min: 2.16
Wgt Avg: 5.90

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Months to Rate Reset	Loans	Balance ($)	Balance	%	%	FICO
1 – 3	2	650,254	0.3	7.21	74.3	594
4 – 6	12	1,670,128	0.9	8.39	83.2	510
10 – 12	1	75,024	0.0	9.70	90.0	517
13 -15	8	1,279,737	0.7	8.41	82.8	538
16-18	10	2,352,176	1.3	8.18	81.4	587
19 -21	503	102,538,650	54.5	7.46	82.8	649
22 -24	307	60,679,953	32.3	7.85	82.2	656
25 -27	2	203,234	0.1	9.12	83.5	514
31-33	32	6,215,301	3.3	8.19	90.0	646
34 -36	47	8,854,601	4.7	8.33	83.6	644
37 >=	12	3,625,762	1.9	6.89	76.3	667
Total:	936	188,144,819	100.0	7.67	82.7	648
Max: 59
Min: 2
Wgt Avg: 23

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Maximum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
9.51 -11.50	9	2,152,976	1.1	5.40	80.0	652
11.51 -12.00	16	4,919,357	2.6	5.82	79.9	673
12.01 - 12.50	63	14,825,143	7.9	6.34	80.5	666
12.51 -13.00	156	34,088,610	18.1	6.82	80.3	662
13.01 -13.50	204	42,806,565	22.8	7.30	80.3	657
13.51 - 14.00	159	32,854,049	17.5	7.76	82.3	653
14.01 - 14.50	86	15,503,430	8.2	8.29	83.8	637
14.51 - 15.00	82	14,733,510	7.8	8.68	86.8	639
15.01 -15.50	64	11,490,067	6.1	9.20	87.6	625
15.51 -16.00	64	10,361,052	5.5	9.68	90.4	600
16.01 - 16.50	19	2,977,641	1.6	10.28	90.9	590
16.51-17.00	10	1,014,127	0.5	10.79	92.5	559
17.01 -17.50	4	418,292	0.2	10.96	91.6	555
Total:	936	188,144,819	100.0	7.67	82.7	648
Max: 17.38
Min: 1134
Wgt Avg: 13.69

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Minimum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
5.01-5.50	12	2,693,143	1.4	5.80	80.0	648
5.51 - 6.00	18	5,241,662	2.8	5.90	80.3	673
6.01 - 6.50	67	15,467,340	8.2	6.42	80.6	665
6.51 - 7.00	169	36,713,577	19.5	6.99	80.8	658
7.01 - 7.50	202	42,304,830	22.5	7.29	80.3	658
7.51 - 8.00	161	33,615,552	17.9	7.77	82.6	656
8.01 - 8.50	87	16,350,061	8.7	8.35	83.6	636
8.51 - 9.00	81	13,940,123	7.4	8.76	86.8	636
9.01 - 9.50	55	9,436,885	5.0	9.28	88.7	625
9.51-10.00	54	8,261,513	4.4	9.78	90.8	590
10.01 - 10.50	18	2,877,396	1.5	10.36	91.1	582
10.51 -11.00	9	939,103	0.5	10.88	92.7	562
11.01-11.50	3	303,632	0.2	11.15	92.3	562
Total:	936	188,144,819	100.0	7.67	82.7	648
Max: 11.29
Min: 5.25
Wgt Avg: 7.62

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	34	7,771,352	4.1	7.96	84.1	639
1.50	3	556,941	0.3	6.98	75.1	596
2.00	87	19,734,223	10.5	7.73	80.9	680
3.00	812	160,082,302	85.1	7.65	82.9	645
Total:	936	188,144,819	100.0	7.67	82.7	648
Wgt Avg: 2.81

		Total	%		WA
Subsequent Periodic Cap (%)	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
1.00	929	187,046,811	99.4	7.66	82.7	649
1.50	7	1,098,008	0.6	8.35	79.8	540
Total:	936	188,144,819	100.0	7.67	82.7	648
Wgt Avg: 1.00

		Total	%		WA
Interest Only Period (Months)	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
0	958	134,455,463	63.1	8.37	85.1	637
24	2	623,992	0.3	8.62	82.0	667
60	310	77,378,759	36.3	7.14	81.2	666
120	3	611,477	0.3	6.72	82.7	675
Total:	1,273	213,069,691	100.0	7.92	83.7	648